Exhibit 2.2

Execution Copy

AMENDMENT TO THE PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT

THIS AMENDMENT TO THE PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT, dated as of October 1, 2021 (this “Amendment”) is entered into by and between Agrify Corporation, a Nevada corporation (“Buyer”) and Sinclair Scientific, LLC, a Delaware limited liability company (“Sinclair”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the parties hereto and certain other parties entered into that certain Plan of Merger and Equity Purchase Agreement, dated September 29, 2021 (the “Merger Agreement”);

WHEREAS, the Merger Agreement may only be amended by a writing signed by Buyer and Sinclair; and

WHEREAS, the parties hereto wish to amend the Merger Agreement in accordance herewith.

AGREEMENT

In consideration of the foregoing, and intending to be legally bound, the parties hereby agree as follows:

1.	Definitions. The definition of “Closing Buyer Shares” in Article I of the Merger Agreement shall be amended and restated in its entirety as follows:

“Closing Buyer Shares” means, subject to adjustment pursuant to Section 2.12, a number of shares of Buyer Common Stock equal to the quotient of (i) Twenty Million Dollars ($20,000,000.00), divided by (ii) the VWAP Price.

2.	Section 2.12. Section 2.12 shall be added the Merger Agreement as follows:

2.12. Closing Buyer Shares Adjustment. To the extent that Buyer completes an offering of equity securities with aggregate gross proceeds of greater than $10,000,000 on or prior to October 15, 2021 (a “Qualified Offering”) and with a price per share of common stock that is less than the VWAP Price (such lower price, the “Offering Price”), then:

(i) the number of Closing Buyer Shares shall be increased to the number of Closing Buyer Shares that would have resulted had the VWAP Price been equal to the Offering Price at Closing, of which (A) Buyer shall issue 85% of such additional Closing Buyer Shares to the Members, in accordance with their respective Pro Rata Portions, within ten (10) Business Days following completion of such Qualified Offering, and (B) the remaining 15% of such additional Closing Buyer Shares shall be added to the number of Holdback Buyer Shares hereunder; and

(ii) all references to the VWAP Price pursuant to this Agreement shall instead be deemed to be references to the Offering Price.

3.	This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

4.	As applicable, Article XI of the Merger Agreement shall apply mutatis mutandis to this Amendment.

5.	Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SINCLAIR

SINCLAIR SCIENTIFIC, LLC

By:	/s/ Lee Kearney
Name:	Lee Kearney

BUYER

AGRIFY CORPORATION

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	Chief Executive Officer

[Signature Page to Amendment to Plan of Merger and Equity Purchase Agreement]